CAMAC ENERGY REPORTS SECOND QUARTER RESULTS

- Positive net cash flow from operations of $15.6 million

- Cash and cash equivalents of $22 million

Hartsdale, New York, August 9, 2010: CAMAC Energy Inc. (NYSE Amex: CAK), today announced its fiscal second-quarter results for the period ended June 30, 2010.

For the quarter ended June 30, 2010, net cash provided by operating activities was $15.6 million, compared to net cash used in operating activities of $2.6 million in the same period in 2009. The increase in operating cash flow is due primarily to the inflow of cash from CAMAC Energy’s newly acquired interest in the Oyo Oilfield.

For the most recent quarter, CAMAC Energy reported operating revenues of $12.3 million, of which $12.2 million came from the proceeds of crude oil sold from the Oyo Oilfield in Nigeria and $95,000 by the Enhanced Oil Recovery and Production (EORP) business in China, compared to no revenues for the quarter ended June 30, 2009.

The Company’s CFO, Mr. Abiola Lawal, commented “This was an excellent quarter for the Company as we transformed from a development stage company to a producing company. Consequently, we are seeing a transformation in the cash flow story as second quarter cash flow from operations increased to a positive $15.6 million from a negative $2.6 million for the same period last year.”

Net income for the quarter was a loss of $3.2 million, or $0.02 per share, compared to a loss of $2.2 million, or $0.5 per share in the fiscal second quarter 2009. Though the Company recorded significant sales revenues during the second quarter 2010, revenue arose from the sale of crude oil inventory included in the Oyo Field assets acquired on April 7, 2010, the initial inventory amount was fully charged to cost of sales. As a consequence of this one time low margin sale, there was a larger net loss of $1.0 million for the second quarter of 2010 compared with 2009.

Liquidity and Capital Resources

CAMAC Energy at June 30, 2010 had no short-term or long-term debt, other than $6.8 million related to the Oyo Oilfield acquisition, which was paid in full July 2010.

As of June 30, 2010, cash, cash equivalents and short-term investments were $22.2 million. Net working capital was $14.5 million.

Operations Review

On April 7, 2010, CAMAC Energy Inc. then Pacific Asia Petroleum Inc. completed the acquisition of all the interest held by CAMAC Energy Holdings Limited and certain of its affiliates (“CAMAC International”) in a Production Sharing Contract for the Oyo Oilfield.

Currently, there are two producing wells in the Oyo Oilfield which started production in December, 2009. The field development plan provides for at least two additional oil producing wells, which if successful, are anticipated to result in increased production rates and reserves for the field. Revenue per barrel on crude oil sold during the period was $87.37.

In China, CAMAC Energy has 100% of the foreign contract interest in the Zijinshan production sharing contract (PSC) in partnership with PetroChina CBM. Currently, the Company plans to drill two wells in the third quarter 2010.

"The company continues to aggressively evaluate additional opportunities to enhance its asset portfolio in both Africa and China," stated Bill Dozier, the Company’s Interim CEO. "The Oyo Oilfield represents a significant initial step in CAMAC Energy's growth objectives."

CAMAC Energy to Host Second Quarter 2010 Conference Call

CAMAC Energy will hold a conference call today at 2:00 pm Eastern Time (12:00 pm Central Time) to discuss these results. To participate in the conference call, please dial (888) 814-5956 (toll free) or (970) 315-0487 (toll) at least 10 minutes prior to the start of the call. Callers will need to reference confirmation code: 88909952.

A listen-only live webcast of the call will be available on CAMAC Energy's website www.camacenergy.com under the “Investors” page.

The webcast will be archived on CAMAC Energy’s website following the call. A replay of the call can also be accessed until midnight, August 16, 2010 by dialing (800) 642-1687 (toll free) or (706) 645-9291 (toll).

About CAMAC Energy

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development, production and distribution of oil and gas. CAMAC Energy focuses on early cash flow and high-return global energy projects and currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. CAMAC Energy's principal assets include interests in the Oyo Oilfield, an offshore oil asset in deepwater Nigeria that started production in December 2009, a 100% interest in the Zijinshan gas asset located in the Shanxi Province, China, and the Enhanced Oil Recovery and Production business in Northern China. CAMAC Energy was founded in 2005 and was formerly known as Pacific Asia Petroleum, Inc. CAMAC Energy has offices in Houston, Texas; Hartsdale, New York; Beijing, China and Lagos, Nigeria.

Media Contact:

CAMAC Energy Inc.
Bonnie Tang
PR@camacenergy.com
(914) 472-6070
www.camacenergy.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com

Cautionary Statement Relevant To Forward-Looking Information

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. (the “Company”) and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.